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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Alpnet, Inc. for the registration of 994,440 of its common stock and to the incorporation by reference therein of our report dated March 10, 2000, with respect to the consolidated financial statements and schedules of Alpnet, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

\s\ ERNST & YOUNG LLP


Salt Lake City, Utah
May 26, 2000